Exhibit 99.3
MOBILE MINI, INC.
Offer for all outstanding
7 7/8% Senior Notes due 2020
in exchange for
7 7/8% Senior Notes due 2020,
which have been registered
under the Securities Act of 1933, as amended
Pursuant to the Prospectus, dated      , 2011
The exchange offer will expire at 5:00 p.m., New York City time, on      , 2011, unless extended. Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
, 2011
To Our Clients:
     Enclosed for your consideration is a prospectus, dated      , 2011, and the related letter of transmittal relating to the exchange offer by Mobile Mini, Inc., which we refer to as Mobile Mini in this letter, to exchange its 7 7/8% Senior Notes due 2020, which have been registered under the Securities Act of 1933, as amended, which we refer to as the exchange notes in this letter, for its outstanding 7 7/8% Senior Notes due 2020, which we refer to as the old notes in this letter, upon the terms and subject to the conditions described in the prospectus and the letter of transmittal. The exchange offer is being made in order to satisfy certain obligations of Mobile Mini contained in the Registration Rights Agreement, dated November 23, 2010, by and among Mobile Mini, certain guarantors thereto, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Wells Fargo Securities LLC and Oppenheimer & Co. Inc.
     This material is being forwarded to you as the beneficial owner of the old notes held by us for your account but not registered in your name. A tender of such old notes may only be made by us as the holder of record and pursuant to your instructions.
     Accordingly, we request instructions as to whether you wish us to tender on your behalf the old notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed prospectus and letter of transmittal.
     Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the old notes on your behalf in accordance with the provisions of the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time, on      , 2011, unless extended by Mobile Mini, which we refer to as the expiration date in this letter. Any old notes tendered pursuant to the exchange offer may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.
     Your attention is directed to the following:
     1. The exchange offer is for any and all old notes.
     2. The exchange offer is subject to certain conditions set forth in the prospectus in the section captioned “The Exchange Offer—Conditions to the Exchange Offer.”
     3. Any transfer taxes incident to the transfer of old notes from the holder to Mobile Mini will be paid by Mobile Mini, except as otherwise provided in the instructions in the letter of transmittal.
     4. The exchange offer expires at 5:00 p.m., New York City time, on      , 2011, unless extended by Mobile Mini.
     If you wish to have us tender your old notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The letter of transmittal is furnished to you for information only and may not be used directly by you to tender old notes.

INSTRUCTIONS
     The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the exchange offer of Mobile Mini with respect to the old notes.
     The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer all right, title and interest in the old notes and to acquire the exchange notes, issuable upon the exchange of such old notes, and that, when such validly tendered old notes are accepted by Mobile Mini for exchange, Mobile Mini will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.
     By completing, executing and delivering these instructions, the undersigned hereby makes the acknowledgments, representations and warranties referred to above and instructs you to tender the old notes held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the prospectus and letter of transmittal.

Old Notes Which Are to be Tendered
Certificate Numbers	Principal Amount Held by the	Old Notes Are to be Tendered
(if available)	Undersigned	(“Yes” or “No”)*

*	Unless otherwise indicated, “yes” will be assumed.
     None of the old notes held by you for the undersigned’s account will be tendered unless you receive written instructions from the undersigned to do so. Unless a specific contrary instruction is given in the space provided, the undersigned’s signature(s) hereon shall constitute an instruction to you to tender all the old notes held by you for the undersigned’s account.

IMPORTANT
PLEASE SIGN HERE
(to be completed by all tendering holders)
The completion, execution and timely delivery of these instructions will be deemed to constitute an instruction to tender old notes as indicated above.

Signature(s):

Name(s) (Please Print):

Address:

Zip Code:

Area Code and Telephone No:

Tax Identification or Social Security No:

My Account Number with You:

Date:
(Must be signed by the registered holder(s) of the old notes exactly as its (their) name(s) appear(s) on certificate(s) or on a security position listing, or by the person(s) authorized to become registered holder(s) by endorsement and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, such person must set forth his or her full title next to his or her name above. See Instruction 3 to the letter of transmittal.)

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